EXHIBIT 16

JOINT BIDDING AND COST SHARING AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of February 26, 2026, is made by and between ABRY Partners VII, L.P. (“ABRY”) and Searchlight Capital Partners, L.P. (“Searchlight”). Each of ABRY and Searchlight is referred to herein as a “Party,” and together as the “Parties” or the “Consortium.”

RECITALS:

A.	The Parties are today submitting a joint proposal (collectively, the “Joint Bid”) with respect to a Transaction (as defined below).

B.	Parent and Merger Sub are today entering into a merger agreement with KORE Group Holdings, Inc. (the “Target,” and such agreement, the “Merger Agreement”), concurrently with this Agreement.

C.	The Parties wish to enter into this Agreement to set out certain terms and conditions of their agreement with respect to their conduct and certain responsibilities relating to their participation in the Transaction and the Joint Bid.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is acknowledged), the Parties, intending to be bound, hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, except as otherwise expressly provided or otherwise defined elsewhere in this Agreement, the capitalized terms in this Agreement shall have the meanings assigned to them in this Section as follows:

(a)	“Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries, controls (as defined below), is controlled by, or is under common control with, the first Person; provided that (i) neither Parent nor any subsidiary of Parent shall be considered an Affiliate of any Party, and vice versa; (ii) no Party shall be considered an Affiliate of any other Party solely as a result of such Parties being party to this Agreement or any other Definitive Transaction Document; (iii) no portfolio companies of funds managed by Searchlight Capital IV, L.P., Searchlight Capital IV PV-A, L.P., and Searchlight Capital IV PV-B, L.P. or their Affiliates will be deemed to be Affiliates of Searchlight for purposes of this Agreement; and (iv) no portfolio companies of funds managed by ABRY Partners VII, L.P. and ABRY Partners VII Co-Investment Fund, L.P. or their Affiliates will be deemed to be Affiliates of ABRY for purposes of this Agreement.

(b)	“Common Stock” has the meaning set forth in the Merger Agreement.

(c)	“Company” means KORE Group Holdings, Inc.

(d)	“Definitive Transaction Documents” means, collectively, the Merger Agreement and any other transaction documents contemplated by the Merger Agreement.

(e)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(f)	“Guarantors” has the meaning set forth in the Merger Agreement.

(g)	“Merger Sub” has the meaning set forth in the Merger Agreement.

(h)	“Parent” has the meaning set forth in the Merger Agreement.

(i)	“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not a legal entity), including a government or political subdivision or an agency or instrumentality thereof.

(j)	“Representatives” means, with respect to a Person, the directors, officers, partners, employees, Affiliates, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person or its Affiliates.

(k)	“Rollover Agreement” has the meaning set forth in the Merger Agreement.

(l)	“Rollover Stockholder” has the meaning set forth in the Merger Agreement.

(m)	“Transaction” has the meaning set forth in the Merger Agreement.

2.	SHARING OF INFORMATION

The Parties acknowledge and agree that the Transaction may be considered a “going-private” transaction under Rule 13e-3 under the Exchange Act (“Rule 13e-3”), and their cooperation may require amended disclosure of Searchlight’s Schedule 13D and Abry’s Schedule 13D, and the Parties agree to provide all information reasonably necessary to satisfy the applicable disclosure requirements under Section 13(d) of the Exchange Act, Rule 13e-3 or otherwise under the federal securities laws.

3.	BID CONDUCT; TERMINATION

(a)	Notwithstanding anything the contrary, all final decisions and determinations with respect to the Transaction shall be made on behalf of the Consortium, Parent and Merger Sub jointly by mutual agreement of the Parties, including the entry into or termination of, or any amendment, modification, supplement or waiver of any provision of, any Definitive Transaction Document; provided that, (i) Searchlight, on behalf of Parent and Merger Sub, will make the determination as to whether the shares of Common Stock have been contributed properly and in accordance with the terms of the applicable Rollover Agreement and the Merger Agreement in good faith and on a collaborative basis with Abry taking into account any proposed workarounds, with the goal of facilitating the rollover if feasible (without jeopardy not borne by the applicable Rollover Stockholder) and (ii) if the shares of Common Stock are not so contributed and are to be converted to the right to receive cash, then thereafter Abry shall not have governance rights with respect to Parent and Merger Sub.

(b)	Each Parent Partnership Interest (as defined in the Rollover Agreement) that has been or will be acquired on or prior to the date hereof by the Guarantors or any of its affiliates has been or will be acquired by such Person for the Issue Price (as defined in the Rollover Agreement).

(c)	The arrangements contemplated in this Agreement shall terminate (other than the provisions that survive expressly by their terms) on the earlier of (i) the termination of the Merger Agreement, (ii) the date on which the Parties mutually agree in writing to terminate this Agreement or (iii) the Effective Time (as defined in the Merger Agreement) of completing the Merger (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement.

4.	COST SHARING AND PAYMENT OF FEES

(a)	If the Merger is not consummated and the Merger Agreement is validly terminated, then any break fees, termination fees, work fees or similar payments received by Parent or any Party in connection with the Transaction:

(i)	first, shall be aggregated and used to pay off all fees and expenses and liabilities incurred by each of the Parties in connection with evaluating, pursuing, negotiating, undertaking and consummating the Joint Bid and the Transactions (including fees and expenses of each Party’s financial advisors and legal counsel); and

(ii)	second, any residual fees or payments shall be paid to Searchlight:

(b)	If the Merger is consummated, then in connection with the Closing, the Company shall pay the fees and expenses of each of the Parties incurred in connection with evaluating, pursuing, negotiating, undertaking and consummating the Joint Bid and the Transactions (including fees and expenses of each Party’s financial advisors and legal counsel).

5.	NO THIRD PARTY BENEFICIARIES

The Parties agree that this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing express or implied in this Agreement is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Parties to enforce, the obligations set forth herein; provided that the Non-Recourse Parties shall be express third party beneficiaries of Section 8.

6.	CONFIDENTIALITY; PUBLICITY

Each Party has executed confidentiality agreement required by the Target in connection with gaining access to confidential, non-public information with respect to the Target in connection with the Transaction.

7.	SPECIFIC PERFORMANCE

Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (a) without the requirement of posting any bond or other indemnity and (b) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement.

8.	NON-RECOURSE

Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by their acceptance of the benefits of the Agreement, the Parties covenant, agree and acknowledge that no Person other than the Parties (and their successors and permitted assigns) has any rights, remedies, benefits, liabilities, obligations or commitments (whether known or unknown or whether contingent or otherwise) hereunder, and no personal liability shall attach to the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Parties or any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, financing sources or Representatives of any of the foregoing or their successors or assigns other than the Parties (each a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, other than (a) such Party’s rights and claims under this Agreement against the Parties and their respective actual assignees and (b) any Person’s rights and claims under any other agreement entered into in connection with the Joint Bid or the Transactions against the other parties thereto; and the Parties hereby further agree that this Agreement may only be enforced against, and any action, cause of action, claim, demand or other similar action or proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties (or Withdrawing Parties, as applicable).

9.	ASSIGNMENT

No Party may assign any of its rights or obligations under this Agreement without the consent of the other Party, except that each Party may assign its rights and obligations hereunder to its Affiliates (provided that no assignment to any such Affiliate shall relieve any Party of its obligations hereunder).

10.	AMENDMENTS; WAIVERS

Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.	SEVERABILITY

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.	GOVERNING LAW

This Agreement will inure to the benefit of each Party, and be binding upon each Party, in each case including its and their respective heirs, executors, administrators and successors. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its choice of law provisions.

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (including by .pdf, DocuSign or other electronic means of transmission), each such counterpart being deemed an original instrument and all such counterparts together constituting one and the same agreement.

14.	ENTIRE AGREEMENT

This Agreement (and all exhibits, annexes and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

15.	NO PARTNERSHIP

Nothing in this Agreement is intended to, and this Agreement shall not, create a partnership between the Parties. Accordingly, (a) the rights, obligations and duties of each Party in relation to the other Party with respect to the subject matter of this Agreement shall be only those contractual rights, obligations and duties that are created by the express terms of this Agreement and shall not include any fiduciary or other implied rights, obligations or duties of any kind, (b) no Party shall be authorized to act on behalf of the other Party except as otherwise expressly provided by the terms of this Agreement and (c) no Party shall be obligated to any third party for the obligations or liabilities of the other Party.

16.	NOTICES

All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery by hand upon the Party for whom it is intended, (b) served by an internationally-recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email:

If to Searchlight:

c/o Searchlight Capital Partners, L.P.

745 Fifth Avenue, 27th Floor

New York, New York 10151

Attention:	Nadir Nurmohamed
Email:	nnurmohamed@searchlightcap.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Steven A. Cohen
Email:	SACohen@wlrk.com

If to ABRY:

Abry Partners VII, L.P.

888 Boylston Street, Floor 16

Boston, MA 02199

Attention:	Rob MacInnis
Email:	rmacinnis@abry.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue

New York, NY 10022

Attention:	Joshua Korff, P.C.
Email:	joshua.korff@kirkland.com

or to such other person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next business day after deposit with an overnight courier, if sent by an overnight courier, (y) three business days after deposit in the mail, if sent by registered or certified mail or (z) when transmitted by email (so long as no notice of failure of delivery is received by the sender). Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 16. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 16 as of the date of rejection, refusal or inability to deliver.

[Reminder of page intentionally left blank; signature page follows]

IN WITNESS HEREOF, the Parties have duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or Representative) as of the date first above written.

SEARCHLIGHT CAPITAL PARTNERS, L.P.

By:	/s/ Andrew Frey
Name:	Andrew Frey
Title:	Authorized Person

[Signature Page to Joint Bidding and Cost Sharing Agreement]

IN WITNESS HEREOF, the Parties have duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or Representative) as of the date first above written.

ABRY Partners VII, L.P. By: ABRY VII Capital Partners, L.P. Its: General Partner By: ABRY VII Capital Investors LLC Its: General Partner

By:	/s/ Robert MacInnis
Name:	Robert MacInnis
Title:	Authorized Signatory

[Signature Page to Joint Bidding and Cost Sharing Agreement]